Exhibit 99.2

Scientific-Atlanta, Inc.

Fiscal Year 2005 / Third Quarter

Earnings Conference Call

April 21, 2005

Operator

Good afternoon, ladies and gentlemen. And welcome to the Scientific-Atlanta third-quarter fiscal year 2005 earnings release conference call. At this time, all participants have been placed on a listen only mode, and we will open the floor for your questions and comments following the presentation.

It is now my pleasure to turn the floor over to your host, Tom Robey. Sir, the floor is yours.

Tom Robey – Scientific-Atlanta, Inc. – Vice President, Investor Relations

Good afternoon, everyone.

On today’s call, we will hear prepared comments from:

•	Jim McDonald; Chairman, President, and CEO;

•	Wally Haislip; Senior Vice-President, Finance and Operations;

•	Michael Harney, Senior Vice-President & President of our Subscriber business; and

•	Dwight Duke, Senior Vice-President and President of our Transmission Network Systems business

Following their prepared remarks, Jim, Wally, Michael and Dwight — along with our CFO, Julian Eidson, and Executive Vice-President, Allen Ecker — will be available to answer your questions.

Before we begin the call, I will read the required cautionary statement:

During this conference call we are likely to discuss certain subjects that will contain forward-looking statements. I caution you that any forward-looking statements made by the company are not guarantees of future performance and that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated or projected results which the company may discuss on this conference call.

Please be advised that a detailed listing of cautionary statements is available to you in our most recently filed 10-Q for the fiscal quarter ended December 31, 2004.

The content of this webcast contains time-sensitive information that is accurate only as of the date of the live broadcast, April 21, 2005. Any redistribution, retransmission, or rebroadcast of this presentation in any form without the express written consent of Scientific-Atlanta is prohibited.

Please note that we plan to provide a copy of today’s earnings press release and a transcript of this conference call with the SEC on Form 8-K within four business days. Note also that our prepared comments will be available on our web site at scientificatlanta.com/investors promptly following this conference call.

Jim?

Jim McDonald – Scientific-Atlanta, Inc. – Chairman, President, and CEO

Thank you Tom. Good evening and thank you for joining us.

Tonight, we’re pleased to announce the results of an excellent quarter.

Our focus is on providing high-value products and services to an expanding set of service providers in the United States and around the world. The strong results of our third quarter reflect both innovation and execution: bookings were $531 million, sales were $490 million, and earnings were $0.40 per share.

We are comfortable that we have both the strength and the innovation to succeed in an environment of rapidly changing technology. We’ve built this company on a world-class employee base that has provided technology leadership and a strong foundation of service, support, and deep end-to-end systems knowledge. It is these skills, we believe, that will continue to build value for our customers and our shareholders.

Now Wally will review the financial results for the quarter.

Wally Haislip – Scientific-Atlanta, Inc. – SVP, Finance and Operations

Thanks, Jim.

In our third quarter, bookings were $531 million, an increase of 19 percent from last year’s third quarter and 12 percent sequentially. Bookings from our major customers tend to be highly variable within a quarter, and they often vary considerably from one quarter to the next. As we have indicated in the past, we have come to believe that short-term measurements of new order activity are often less useful than longer-term measurements that span several quarters. For the first three quarters, bookings were $1.401 billion. The book-to-bill ratio over this nine-month period was greater than 1.

Bookings of subscriber products were $394 million, an increase of 19 percent from last year and 11 percent sequentially. Orders for digital set-tops from Cablevision Systems and Time Warner Cable were strong. In the quarter, we completed a two-year extension to our agreement with Cablevision for set-top products.

Third quarter transmission product bookings were $137 million, a 16 percent increase from last year and an 18 percent increase sequentially. In the quarter, we received orders from SBC related to our Project Lightspeed initiative. [Note: “Project Lightspeed” is the project name that SBC has given this initiative.]

International bookings were $115 million, a decrease of 12 percent from last year and 10 percent sequentially. Compared with last year, bookings declined in Europe and Asia. In the quarter just ended, we did not receive set-top orders from customers in Japan comparable to orders received in the third quarter of last year. Year-to-date international bookings of $312 million are seven percent higher than last year.

Backlog of $515 million was up $99 million, or 24 percent, from last year and increased nine percent sequentially. The subscriber product backlog remains strong, containing more than 1.3 million set-tops.

Third quarter sales of $490 million increased 12 percent from last year and 11 percent from last quarter. Sales of subscriber products were $375 million, up 18 percent from last year’s third quarter and 15 percent sequentially.

The year-to-year increase in sales of subscriber products was due to the mix shift toward higher-end digital set-top products and higher sales of cable modems, partially offset by lower selling prices for all set-top models. In the third quarter, we sold one million ninety nine thousand (1.099 million) Explorer® digital set-tops, an increase of 10 percent from last year. Set-top unit shipments increased 21 percent sequentially with the introduction of new capital budgets in our customers’ fiscal year 2005. In addition, we sold 622 thousand WebSTAR™ cable modems, up 56 percent from last year and 35 percent sequentially.

Sales of transmission products were $114 million, down four percent from last year and flat with last quarter.

International sales were $102 million, an increase of 24 percent from last year, but down 12 percent from last quarter. Compared with last year’s third quarter, sales increased in all geographic regions except for Asia, where sales were flat. The sequential decline was related to the variability of shipments to customers in Canada.

Gross margin in the third quarter was 36.9 percent of sales, flat with last year’s third quarter. On a sequential basis, gross margin declined by 20 basis points. This decrease was due primarily to the continued decline of average selling prices, partially offset by our continuing efforts in engineering design, procurement savings, and manufacturing efficiencies. In addition, we received some benefit from higher volumes.

Operating expenses of $94 million in the third quarter increased four percent from last year and ten percent on a sequential basis.

Research and development expenses were $43 million, an increase of $4 million from last year and $5 million from last quarter. SG&A expenses were $52 million, down slightly from last year’s third quarter but up $4 million on a sequential basis. A portion of the year-to-year and sequential increases in R&D expenses was due to incremental hiring related to new set-top designs. In addition, increases in the cost of employee benefits associated with the first calendar quarter and higher accruals for incentives related to improved performance contributed to the rise in both R&D and SG&A expenses sequentially.

Operating margin in the third quarter was 17.7 percent of sales, up 150 basis points from last year’s third quarter. This improvement was achieved by maintaining gross margin at a level comparable to last year and growing our sales faster than our operating expenses. On a sequential basis, operating margins were flat.

Earnings in the third quarter were $62 million, or $0.40 per share. Compared with the same period of last year, earnings increased $8 million, or 14 percent. Earnings increased by $3 million, or five percent, compared with the second quarter of fiscal year 2005.

The effective tax rate for the quarter was 34 percent.

The year-to-date comparisons with last year are favorable. For the first three quarters of fiscal year 2005, bookings increased 10 percent from the comparable period of last year to $1.401 billion, and sales increased 11 percent to $1.384 billion. Backlog at the end of the quarter was $515 million, an increase of 24 percent compared to the end of the third quarter of fiscal year 2004. Net income for the first three quarters of fiscal year 2005 was $176 million, an increase of 19 percent compared to the same period of last year. Year-to-date international bookings increased seven percent, and international sales increased 24 percent.

Our balance sheet remains very strong. Cash and short-term investments increased by $137 million in the quarter to $1.453 billion. In our third quarter, cash provided by operating activities was $149 million.

Accounts receivable improved $25 million in the third quarter despite the 11 percent sequential increase in sales. Inventory declined $13 million sequentially and, as a result, we were able to achieve inventory turns greater than 10 for the first time in the company’s history.

Next, Michael will discuss highlights of the quarter for subscriber products. Michael?

Michael Harney – Scientific-Atlanta, Inc. – SVP and President – Subscriber Networks

Thanks, Wally.

The subscriber business had an excellent quarter. Bookings and sales increased, and we passed a couple of significant milestones: we have now shipped more than 20 million Explorer digital set-tops and four million cable modems.

High-definition television and digital video recording continue to be the trends that drive the subscriber business. Digital video recorder (DVR) shipments increased 62 percent from last year’s third quarter and 11 percent sequentially to 496 thousand units. Slightly more than half were high-definition DVRs. Shipments of all high definition set-tops, including high-definition DVRs, were 436 thousand units, an increase of 120 percent from last year and 43 percent sequentially.

Our Multi-Room™ system is launched in a couple of systems, and Time Warner Cable has stated that the product is available for deployment in 35 percent of its systems. We are encouraged by very positive consumer feedback from the first deployments, and we continue to work with other cable operators who are interested in launching the product.

At the National Cable & Telecommunications Association trade show, we demonstrated our MCP-100™ media center. This product will combine all the features of the current Explorer 8300™ platform —including multi-tuner DVR, optional high-definition DVR, DOCSIS Set-top Gateway (DSG) and Multi-Room capability — with a built-in DVD player and burner. Whereas cable television has always been about entertainment in the home, the MCP-100 product will introduce an element of portability; consumers will be able to easily record their favorite programs on DVDs that they can watch in the mini-van, on the train, or on an airplane.

The MCP-100 will be capable of recording standard-definition content on DVDs that can be played in other DVD players, and it will be capable of making archival copies of high-definition content that can be replayed in the same MCP-100 media center. The product is being designed to respect key content protection flags, which allow the product to comply with FCC rules and the agreements between network operators and content providers.

At the NCTA trade show in San Francisco earlier this month, we displayed a line of all-digital set-tops. These products, which include standard-definition, high-definition, and DVR models, are targeted at systems that are planning to launch digital simulcast services in the next year or so.

Next, turning to our IP Systems business,

Our cable modem business had an excellent quarter. We shipped 622 thousand modems, an increase of 56 percent from last year and 35 percent sequentially.

In the quarter, our DPX2213™ voice modem received PacketCable 1.0, DOCSIS 2.0 and DOCSIS 1.1 certification from CableLabs. This new member of our voice modem product line accepts up to two plug-in Lithium-Ion battery cartridges, each of which can supply up to 8 hours of stand-by operation in the event of AC power failure.

Shipments of voice modems in the third quarter exceeded 250 thousand units, more than twice the number shipped in the previous quarter.

International demand for cable modems is strong. In the quarter, we sold 288 thousand modems to customers outside the United States, an increase of 41 percent from the second quarter. International sales of voice modems increased 46 percent sequentially to more than 110 thousand units. In the third quarter, we shipped cable modems to 65 customers outside the United States.

Earlier this month, we demonstrated our Explorer 8200HDJ™ product at the NCTA trade show. This set-top includes high-resolution graphics, dual conditional access, a multi-network interactive program guide, HTML (hypertext markup language) and BML (broadcast markup language) middleware, and video-on-demand. This product has been deployed by some customers in Japan; however, we have not completed the acceptance process with one customer. Scientific-Atlanta worked closely with that customer during its third quarter on a plan to meet their product requirements and to achieve completion of their acceptance process.

Next, I’ll turn it over to Dwight. Dwight?

Dwight Duke - Scientific Atlanta, Inc. – SVP, President, - Transmission Network Systems

Thanks, Michael.

Our transmission business had a good quarter. The book-to-bill ratio for our business, excluding orders from SBC, was slightly greater than 1.0, and our backlog is stronger than it has been in several quarters.

Probably the most significant development in the quarter was the announcement that SBC awarded us a multi-year contract with an estimated value of up to $195 million to provide IP-based video equipment, including advanced encoders, for Project Lightspeed. Through this initiative, SBC plans to expand its fiber-optic network to deliver a variety of services, including switched digital television. In our third quarter, we booked orders for $22 million related to Project Lightspeed, which we expect to ship over the next six months.

This project will draw on both our product expertise and our services capabilities. Under the agreement, we will supply IP video equipment for an IP video operations center (VOC), two national IP video super hub offices (SHO) and as many as 41 video hub offices (VHO). In addition to advanced standard-definition and high-definition encoders, satellite dishes, and video switches, Scientific-Atlanta will provide professional services related to the network design and construction of the VOC, SHOs, and VHOs. Our Rosa™ element management system will enable the customer to view and manage the status of widely distributed network elements from the IP video operations center. We believe that Scientific-Atlanta’s end-to-end video experience and systems integration capabilities will be critical to SBC’s success in rolling out video service.

Our encoding technology also is critical to our strategy to help cable operators manage their bandwidth. In the quarter, we received our first orders for encoders to be used in a digital simulcast application. We also made progress on other aspects of our bandwidth strategy in the quarter:

•	We now have orders from two MSOs (multiple system operators) for electronic upgrades to 1GHz. In addition, other operators are evaluating our 1GHz GainMaker® products for extensions and new builds.

•	We are developing a next-generation digital content manager, which combines transrating and statistical multiplexing capabilities. We expect to demonstrate this product at the SCTE (Society of Cable Telecommunications Engineers) trade show in June.

•	In addition, we are developing switched digital broadcast products in conjunction with our subscriber business. These products are being designed to enable cable operators to more efficiently use existing network bandwidth so that they can offer even more programming variety to subscribers.

•	Demand for our bdr™ digital reverse product has strengthened in recent quarters, as operators increase both the numbers of high-speed data subscribers and the speed of their cable modem offerings. Our bdr technology enables network operators to rapidly expand their upstream data rates without the time and expense associated with additional fiber plant construction.

•	Digital transport continues to be a vital part of our strategy. We announced earlier this week that we have reached an agreement with Tropic Networks that enables us to resell and support Tropic’s advanced intelligent wavelength transport platform. This next-generation optical add/drop multiplexer platform combines state-of-the-art technologies with advanced software and hardware design to create infrastructure efficiencies, raise service reliability and support future network scalability.

International sales were robust again this quarter, representing 53 percent of transmission revenues. We continue to be encouraged with our progress on broadcast, DVB-T, and video-on-demand market spaces.

At the just completed NAB (National Association of Broadcasters) 2005 trade show in Las Vegas, Scientific-Atlanta showcased innovative products and applications for MPEG-4 advanced video coding (AVC) for content distribution and IPTV applications. In addition, we demonstrated distributed storage in satellite receivers that can offer service providers the ability to insert local content and give next-generation enterprise networks the ability to distribute video across local area networks.

Back to you, Jim.

Jim McDonald - Scientific Atlanta, Inc. – Chairman, President, and CEO

Thank you, Dwight.

I think the key message in Wally’s, Michael’s and Dwight’s presentations is that our business is doing fine. In the most recent four quarters, we have generated $391 million in cash from operations. At the end of the third quarter, we had $9.49 of cash and short-term investments, net of debt, per common share outstanding. Certainly, this is one of many indicators of the value of our company, and is not meant as an indicator of our liquidity. And while we can’t provide assurance that this will continue in the future, our efforts remain focused on growing our business profitably and generating cash from operations.

While it’s impossible to predict the future, it appears that we’re headed into a period that’s similar to what we experienced 10 or 12 years ago, when rapid changes in technology led to changes in our customers’ networks and systems. At the time, advances in optics led to fiber-deep two-way networks; MPEG-2 standards paved the way for digital video distribution, and new public key / private key encryption technologies ensured that the intellectual property rights of programmers could be protected. All of these were standards-based efforts. We both contributed to these standards and built our architectures on them. These changes worked to our advantage.

We now are facing another period of architectural change. New compression standards are being adopted or evaluated by all video service providers. We believe that our recent contract with SBC indicates that we’re well positioned for these changes. Security architectures are expected to evolve. As a leader in encryption technology, we’re helping our customers write new specifications for downloadable security. DOCSIS signaling will replace older techniques; again, we are the leader in this technology, with more than 2.5 million DOCSIS signaling set-tops deployed.

Another dramatic change in video architectures will be the shift in focus to include switched digital video in addition to broadcast. The drivers behind this adoption are twofold. Cable companies want to offer segmented content and can use switching to offset the resulting increase in demand for bandwidth. The telephone companies face bandwidth limitations on twisted-pair access networks, and switching enables them to offer a broader set of content and services. We believe that we have the expertise to help both customer sets to offer new services based on this approach.

In addition to these changes, there will be many others: Linux operating system, search engines, middleware, applications, and user interfaces will all evolve over the next couple years. Our past experience suggests that these networks – and the introduction of new devices and the converged services in the home that they support – will be increasingly complex. We are experts in complex systems.

We have built a base of highly skilled people. Our core skill sets — end-to-end system expertise from content through customer premises equipment, proven systems integration capabilities, and trusted support services — are a common thread from the transitions of the last decade to those in the years ahead. I believe that our company is well positioned as we move forward.

Now we will be pleased to take your questions.

Operator

Thank you, ladies and gentlemen. The floor’s now open for questions. If you have any questions or comments, please press the numbers one followed by four on your touch-tone phone. Pressing one followed by four a second time will remove you from queue should your question be answered. Lastly, we ask that while you pose your question, that you please pick up your handset if listening on a speaker-phone for optimum sound quality. Please hold while we poll for questions. Thank you, your first question comes from Alan Bezoza, Friedman Billings Ramsey.

Alan Bezoza – Friedman, Billings, Ramsey & Co. - Analyst

Let me just say great quarter. I don’t get to say that often enough in this group.

First, on push outs. Last quarter for the year, we saw some push outs late in the quarter from a particular customer. Have you seen that come back in this quarter? And because of that, should we not see the seasonally ramp in the June quarter that we typically see? That is the first question.

And the second question is, you mentioned a couple of times about pricing — and lower pricing, which we always expect. Can you just give us your usual comments on pricing in the quarter for set-tops?

Jim McDonald - Scientific Atlanta, Inc. – Chairman, President, and CEO

I probably answered the question, but what we told you at the last conference call turned out to be totally accurate. There was a push out. And I will let Wally answer it.

Wally Haislip - Scientific Atlanta, Inc. – SVP, Finance and Operations

With regard to pricing, we continue to see pricing decline. What we saw during the quarter was that year-to-year pricing in set-tops dropped in the range of slightly more than 10%. And with regard to average selling price overall, because we were able to increase the average selling price year-over-year — excuse me, as we were able to increase the DVR year-over-year, average selling price last year versus this year for all set-tops actually go up slightly.

Alan Bezoza – Friedman, Billings, Ramsey & Co. - Analyst

Great. Can you just comment on the seasonality that we have seen into June? Do you expect to see the strong seasonally June quarter sequentially given the push out?

Wally Haislip - Scientific Atlanta, Inc. – SVP, Finance and Operations

Well, we obviously do not give forecasts. But as our booking indicate, we not only had a great sales quarter, where as you indicated the demand related to budgets came back significantly during this quarter, we also took significant bookings. And we have a backlog of 1.3 million set-tops. So we think we are well-positioned for next quarter and beyond.

Alan Bezoza – Friedman, Billings, Ramsey & Co. - Analyst

Great. I really appreciate it. Good job.

Operator

Jason Ader, Thomas Weisel.

Jason Ader – Thomas Weisel Partners - Analyst

Good afternoon everyone. I had a few quick housekeeping questions, and then kind of a broader question. Wally, could you give us the book-to-bill on the DVRs, which you have given us, and also the number of Multi-Rooms shipped?

Wally Haislip – Scientific Atlanta, Inc. - SVP, Finance and Operations

First, with regard to the number of Multi-Room shipments, I am going to give you an approximate number of approximately 3,000 during the quarter. [Note: Later in the conference call, Mr. Haislip corrected himself as follows: “I’d like to make one correction, and that is that my response on the Multi-Room DVR—I said 3,000 units. The correct number is actually approximately 8,000 units during the quarter.”]

With regard to the book-to-bill, we don’t actually give you the exact number, but I would tell you we shipped 497,000 DVRs during the quarter, and the book-to-bill ratio was greater than 1. So we actually built backlog in DVRs during the quarter.

Jason Ader – Thomas Weisel Partners - Analyst

Okay. And then on the high-definition standalone boxes, it looked like they had a very strong quarter. And I think that was kind of unexpected, because I don’t think a lot of people figured that that market was going to kind of meld into the HD DVR’s. So maybe, Michael, could you comment on that?

Michael Harney –Scientific-Atlanta, Inc. – SVP and President – Subscriber Networks

Well, I think one of the items I had mentioned in the past is it used to be that there were just a few events that really drove the demand for HD, the Super Bowl, etc. And our HD business continues to grow as an overall total, and I believe it is tied to the fact that there are so many venues now for HD content. In Atlanta, you can actually watch the Atlanta Braves in high-definition almost every night they’re in Atlanta on TBS. So the whole segment is growing. And I think sequentially the HD DVRs were up as well.

Jason Ader – Thomas Weisel Partners - Analyst

I guess it was up more than 50% sequentially, the HD standalone. And I am just trying to figure out, did that surprise you guys?

Jim McDonald - Scientific Atlanta, Inc. – Chairman, President, and CEO

No. I think you could take a couple of benchmarks. One is if you go back to the Consumer Electronics Show, the people at the Consumer Electronics Show indicated they could put in as many as 20 million HD TVs this year. Now you’ve got to realize from start to the beginning of this year, that is 8.5 million total. And they were saying they may potentially put in as many as 20 million this year.

Well, a lot of people think that that might be an optimistic assumption. They are basically saying that they expect almost an explosion of the HD set-top — or HD TVs as you see these price points start to drop down under $1,000. And of course, if you go look at DirecTV, DirecTV indicated they are putting up 5 new satellites to focus on HD TV. So I am sure they are reading the same pieces of information. And I don’t think that there is any question the HD televisions are moving at a very rapid rate.

Jason Ader – Thomas Weisel Partners - Analyst

Okay. The last question on the gross margin for subscriber — or gross margin for set-tops. Wally, can you give us some color on how the set-top gross margin did sequentially?

Wally Haislip - Scientific Atlanta, Inc. – SVP, Finance and Operations

Well, I think that — we don’t give margins for individual products. But I would tell you that probably the margin that you are most interested in is how are we doing in our progress of DVRs? I would tell you that we continue to make progress on DVRs. And DVR margins are now in the ballpark of the average with other digital set-tops.

So going forward, as we increase the volume of DVRs, we would not have a pressure point there with regard to margins. Going forward the pressure points now will be our cable modem business is growing very, very fast. And it obviously ships at a lower margin than set-tops, so that would probably be the pressure point. And obviously as we introduce new products and new set-top models in the future, that that will represent some additional pressure point. But at the moment, we have set-top margins overall in a fairly homogenous range.

Jason Ader – Thomas Weisel Partners - Analyst

Thank you very much.

Operator

Daryl Armstrong, Smith Barney.

Daryl Armstrong – Smith Barney - Analyst

Thank you very much. I just wanted to touch up on one of the comments that you made about Japan. Is it possible to provide any more detail in terms of whether or not now that you guys have a plan for gaining customer acceptance, if you have any more visibility in terms of how long it will take? And is there a finite period of time that you have in order to get customer acceptance before the customer will ship back the boxes that they currently have?

Jim McDonald - Scientific Atlanta, Inc. – Chairman, President, and CEO

We have had extensive meetings with them this quarter. In fact, I had dinner with the CEO of J-Com, Moriizumi.

The answer is that we are working cooperatively to make sure that they get what they want, and we get it fully tested and fully qualified. I think we are just — we are hesitant to want to forecast anything. But we have a very good relationship with them.

Daryl Armstrong – Smith Barney - Analyst

Okay, but there is no set period of time in which you have to have customer acceptance, correct?

Jim McDonald - Scientific Atlanta, Inc. – Chairman, President, and CEO

Well, we have a schedule. We are working through all of that. The answer is, we need to get it done.

Daryl Armstrong – Smith Barney - Analyst

Thanks for answering my question, and good quarter.

Jim McDonald - Scientific Atlanta, Inc. – Chairman, President, and CEO

Thank you.

Operator

Bill Choi, Kaufman Brothers.

Bill Choi – Kaufman Brothers - Analyst

Thank you. A couple of housekeeping questions — I might have missed these. If you have given them out, I apologize. 10% customers and the total international revenue?

Jim McDonald - Scientific Atlanta, Inc. – Chairman, President, and CEO

Two 10% customers, Time Warner and Cablevision.

Wally Haislip - Scientific Atlanta, Inc. – SVP, Finance and Operations

And as we actually did indicate in the conference call that international revenue was $102 million.

Bill Choi – Kaufman Brothers - Analyst

Okay, looking at your unit shipments, you are now at 1.1 million shipments per quarter, which I believe is the capacity available in your Juarez plant. With 1.3 million units in backlog, can you just talk about what you are doing to increase capacity?

Wally Haislip - Scientific Atlanta, Inc. – SVP, Finance and Operations

Well, over the last few quarters we have worked very diligently to look at that. We are — first of all, every quarter we gain productivity in this factory. So that raises the capability or the capacity somewhat.

We are also looking, especially in the set-top area, at the testing methodology that we have employed over the last seven years in this particular product. We institute maybe 25 or 30 test points early on in the product, and we are actually looking at those test points to determine if we can go with a number of tests fewer than that, and that actually allows us to increase capacity.

We feel comfortable that going forward that with overtime and with these efficiencies, if we need to ship 1.2 to 1.3 million set-tops that we would be able to deliver those out of the factory.

Bill Choi – Kaufman Brothers - Analyst

And would that be possible as early as one quarter from now? With 1.3 million in backlog, perhaps you could also talk about whether most of those units are shippable in the next quarter.

Wally Haislip - Scientific Atlanta, Inc. – SVP, Finance and Operations

Well, certainly. Our bookings’ policy is that we have — we allow — we may take bookings to the financial backlog that are shippable in a six-month period. So some of them are shippable, and some are not. But to answer your question specifically, if we needed to ship 1.2 million units this quarter, we would have the ability to manufacture them.

Bill Choi – Kaufman Brothers - Analyst

Okay, and this will be my final question. Looking at — trying to increase the total units of shipment, you have had a couple of events here which create some opportunities for you. One of them is Comcast looking to license out conditional access. Perhaps you could talk about what you are doing to perhaps get that license and ship into Comcast markets?

And a second is an announcement today of Time Warner acquiring Adelphia’s properties. Maybe you could address how you might be able to gain greater presence in the old Adelphia territories?

Jim McDonald - Scientific Atlanta, Inc. – Chairman, President and CEO

Let Michael handle the first one.

Michael Harney - Scientific Atlanta, Inc. – SVP and President – Subscriber Networks

Yeah, this is Michael. I want to make sure I understood your question. With respect to the Comcast license of —.

Bill Choi – Kaufman Brothers - Analyst

Conditional access —.

Michael Harney – Scientific-Atlanta, Inc. – SVP and President – Subscriber Networks

Okay, I just want to make sure. I think the reason customers have approached Scientific-Atlanta to do overlays really has been all about all the things we bring to the table. So the full set of products, the ability to innovate, the ability to produce a road map that is obviously in good shape right now.

But I think they have lots of confidence that if they partner with Scientific-Atlanta, they will be in good shape in the future in products such as the DVD unit, Multi-Room unit, and others that we have talked about. I think the license doesn’t change that at all. Overlay is really a way to mitigate around that situation. So what we would tell you is that the original reason everyone wanted overlay and have done it — the reason people continue to talk to us about it is — does not have anything to do with the conditional access system. It is all about the complete capability that we have.

Bill Choi – Kaufman Brothers - Analyst

Right, but wouldn’t you just want to just license also in the near term the conditional — Motorola’s conditional access just to get into their footprints?

Michael Harney Scientific Atlanta, Inc. – SVP and President – Subscriber Networks

That would be fine. As you know in Long Island, we use the NDS conditional access system. In the UK, we use Nagra. In Japan, we actually use two conditional access systems. And we are quite happy to take all the business we can get, even if it means using a different conditional access system.

Jim McDonald - Scientific Atlanta, Inc. – Chairman, President, and CEO

I think that there are probably two issues that are kind in and around this area. One of them ultimately relates to, what is the price cost of a set-top, and what is the functionality?

And of course, the thing you have got to do when you run the financial models is you have to look at the life cycle of the product. In other words, many of these products will have seven or eight years’ life and they are going to get installed a number, or three or four times. So when you think about the life cycle costs, it is not only the product, it is the installation, it’s the support. And of course, the other part of it is you have to look at the revenue that is generated by the product itself over that life cycle.

So if you kind of look at this, what we have usually found is the incremental product functionality using silicon and other techniques — you can get more functionality in it. So most of the time when we get into a discussion about pricing of set-tops, we priced set-tops three or four years ago under $100. But the customer ultimately turned around and functioned it all the way back up where it was a much higher-priced device, because as they look at the revenue over the life of the product and they look at the life of the product, there is a lot of trade-offs.

So you don’t just do the analysis on what is the cost of the product. It has got to be a it’s full life cycle. And then, of course, it has got to be what revenue does that product generate over a six or seven year period? So if you go to market with a product that may only be functionally competitive for two or three years, you won’t make much of an economic model on a short life cycle.

So the thing I think when you think about all this is you have to go to both sides of the equation. You have got to say not what the product costs, what is the life cycle cost of the keeping the product out there and generating revenue over a period of five to seven years? And the second thing is, what is the revenue and functionality associated with it?

And of course, if you are a third provider you have got to figure out, how do I price these services? Because you can go out and say I want to replace all the analog with digital. But what that will do is automatically collapse the digital tier down to the analog pricing.

So there are three parameters you need to think about. What is the life cycle cost? What is the revenue? And how do the services fit into what you are already offering? It is not clear cut that in the end — that the pure functionality of just the product cost is one variable of many variables.

I think the second question was, what is the Time Warner — Comcast thing relative to the purchase of Adelphia? Well, of course, you have got systems going in all directions. You have got some of our systems going into Comcast. So our market share in Comcast is going to go up. You have systems that are coming from Adelphia that are going into Time Warner that are both our systems and not our systems. So you have all four combinations that you can think of in here.

The net of it is, I think, that for everybody here you are going to get these systems in stronger hands, which is going to accelerate the spending, both to get all the plants up. And one of the things that was, I think, in the Time Warner announcement is if you look at Time Warner they are at 18% DVR penetration. Adelphia systems are at 5. So the net of it is, it’s probably good for everybody.

Bill Choi – Kaufman Brothers - Analyst

Okay, Thank you.

Operator

Nikos Theodosopoulos.

Nikos Theodosopoulos – UBS Warburg - Analyst

I have some quick number questions. Do you have the international versus domestic set-top shipments for the quarter?

Wally Haislip - Scientific Atlanta, Inc. – SVP, Finance and Operations

The international set-top shipments were 95,000.

Nikos Theodosopoulos – UBS Warburg - Analyst

Okay. And on the cable modem business, I know the gross margin is materially lower. But if you were to look at that business on an EBIT or operating margin, would it be also materially lower than the corporate average? How would you characterize that business?

Jim McDonald - Scientific Atlanta, Inc. – Chairman, President, and CEO

We would characterize it as a very nice business.

Nikos Theodosopoulos – UBS Warburg - Analyst

Okay, I take that meaning it is not that bad.

Jim McDonald - Scientific Atlanta, Inc. – Chairman, President, and CEO

That’s right.

Nikos Theodosopoulos – UBS Warburg - Analyst

All right. It doesn’t look like you guys did any — maybe I missed this. Did you announce — did you say anything about the buyback this quarter? Did you do any buybacks?

Jim McDonald - Scientific Atlanta, Inc. – Chairman, President, and CEO

We did not. And I think probably the best way to answer that, obviously, the rules of the road are always is, if you are ever in possession of material information that is not in the public domain, you should not be in the market. And it is not in the public domain, so I can’t put there.

Nikos Theodosopoulos – UBS Warburg - Analyst

Okay. I have got to follow up with that one later.

Jim McDonald - Scientific Atlanta, Inc. – Chairman, President, and CEO

It is not that we don’t think our stock is attractive and we would be willing to buy it. We have approval to buy it. It is just we have some circumstances where we have information.

Nikos Theodosopoulos – UBS Warburg - Analyst

Well, it seems like that has been the reason for a couple of quarters now. I am just trying to understand —.

Jim McDonald - Scientific Atlanta, Inc. – Chairman, President, and CEO

It varies off and on as stuff goes to market, for example, we bought shares last quarter.

Nikos Theodosopoulos – UBS Warburg - Analyst

Just a couple of quick other number ones. Wally, on the capacity question that the other analysts asked, it sounded to me like there are no plans to actually add capacity in terms of lines or anything like that. Is that correct?

Wally Haislip - Scientific-Atlanta, Inc. – SVP, Finance and Operations

At this moment, we have not announced any additions in lines. We believe that we can accommodate the — over the next couple of quarters, we can accommodate the requirements through efficiencies similar to what I was talking about.

Nikos Theodosopoulos - UBS Warburg - Analyst

Okay. And last question — on Motorola’s earnings call yesterday, they said in their set-top business, they saw — I can’t remember the exact words, but a very strong month of March to the point where they couldn’t keep up with demand, and that impacted their business. Now they have obviously a different mix than you guys have. But I’m just curious — did you see the same thing in the month of March? And if so, why do you think that happened? And was it was a broad-based, or was that something unique to them, do you think?

Wally Haislip - Scientific-Atlanta, Inc. – SVP, Finance and Operations

What we would say is that the third month of a quarter is always the largest month of the quarter. So it was larger. But we saw demand throughout the quarter. And demand was strong throughout the quarter. We had a very good January, February, as well as a March.

Nikos Theodosopoulos - UBS Warburg - Analyst

Okay. Thank you very much.

Operator

Ehud Gelblum, JPMorgan Chase.

Ehud Gelblum - JPMorgan Chase - Analyst

A couple of questions that I had — I want to just follow-up and make sure I got them right. First of all, the SBC $22 million — was that orders or revenues? And did you recognize —

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

That is orders.

Ehud Gelblum - JPMorgan Chase - Analyst

So, there was no revenue from SBC this particular quarter?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

No.

Ehud Gelblum - JPMorgan Chase - Analyst

Okay, thanks for that clarity. As far as the contract from Cablevision that you had mentioned at the last conference call, I think you had mentioned that it was a very immediate contract. Did you complete that entire contract in this quarter? I believe the contract also was supposed to be for the vast majority non-DVR boxes. So that would certainly explain the huge ramp that you had in non DVR HD boxes this quarter. Was that completed this quarter, or was there still some spillover in the next?

Wally Haislip - Scientific-Atlanta, Inc. – SVP, Finance and Operations

As we indicated in the press release as well as our conference call comments, I guess primarily in our conference call comments, we were in negotiations — had been in negotiations with Cablevision for quite some time. We consummated an extension of the current contract for a two-year period during this quarter. And that contract — that extension covers all set-tops, not just non — both DVR and non-DVR.

Ehud Gelblum - JPMorgan Chase - Analyst

But, I believe if we go back to what you were saying last quarter, didn’t you say that there was a contract that you had just consummated before that conference call that gave you confidence that Cablevision would be a large customer in this first quarter?

Wally Haislip - Scientific-Atlanta, Inc. – SVP, Finance and Operations

No, we did not indicate — we made no mention of a contract at the end — in the last conference call. What we indicated was that although Cablevision did not take as many set-tops last quarter as they normally do, that they gave us significant orders at the end of last quarter that gave an indication of them having a strong first calendar quarter.

Ehud Gelblum - JPMorgan Chase - Analyst

And were those orders — so I used the wrong word with “contract” — I should have said “orders.” Were those orders that you received then consummated in this particular quarter?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

Yes, they were.

Ehud Gelblum - JPMorgan Chase - Analyst

Okay, and so that would — it’s not (multiple speakers)

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

By consummated, I mean —

Ehud Gelblum - JPMorgan Chase - Analyst

Shipped.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

The orders that we had at the end of last quarter were shipped during this quarter.

Ehud Gelblum - JPMorgan Chase - Analyst

Okay. And that would therefore explain the ramp in non-DVR boxes this quarter, because that was your — those orders contained a large portion of non-DVR boxes, I believe?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

It would explain that, yes.

Ehud Gelblum - JPMorgan Chase - Analyst

Okay, and that would make a lot of sense. Again, though, if you look at that, given that that was without using the word “pushout,” in a sense, it similarly was. So you sort of recognized a lot of shipments of Cablevision boxes this quarter that would’ve, in a normal setting, been shipped in the December quarter. It would imply that the run rate that you have right now may not necessarily be the comparable run rate going forward.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

I think I wouldn’t automatically jump there. You ought to go back and look at the backlog.

Ehud Gelblum - JPMorgan Chase - Analyst

True. Again, you’ve had backlog at this level several times in the past. But I understand what you’re saying.

If IP TV happens, and you look towards — everyone going towards IP TV, as far as I understand it, the concept of switching video to people’s homes is a much more complicated issue than what is currently broadcast. Do you think that technology right now is at a point where it can be deployed anytime soon — let’s say this year or early next year? Will it takes several years before we actually can have a system where we actually request each channel at a time, and it’s sent over an IP stream, in a large commercial setting, and we use an IP TV set-top box to receive it? To me, it sounds like a much more complicated issue than (multiple speakers)

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

Well, I think there’s a couple of ways you’ve got to segregate things. The first thing is can you do network switching of channels? And you can go around the world and visit a number of sites where they have installed these things in pretty good scale, and they work just fine.

So first thing is, will switching technology work? The answer is yes. A lot of people have proven that.

The next thing is you would say what kind of streams do I switch? Some of them switch ATM streams, some of them switch IP streams, some will switch MPEG. So when people talk about IP TV, you’ve got to be careful about what you’re talking about. Switching is a technology that basically will be applied in cable systems. It will be applied in twisted pair networks. And more than likely, will go in — even a lot of these fiber-rich networks, because it’s a much more efficient way to use the bandwidth to deliver highly segmented services. So I think if you look at it, the answer is yes.

Now, the other thing to think about is not every implementation has the same level of complexity. So, you would say — when you’d look at a timeline for an individual system, you have to go back and look at that individual implementation, because not all of these are the same implementation. But, can switching work? The answer is, people have already done it. So you know it works.

Ehud Gelblum - JPMorgan Chase - Analyst

So, the IP TV concept that’s being deployed here or talked about (multiple speakers)

Jim McDonald - Scientific-Atlanta. Inc. - Chairman, President, and CEO

You’ve got to be careful. Switching and IP TV are different things. IP TV means you have basically the ability to deploy IP streams. And in that IP stream, you can have voice, data, and video content. That’s basically how you get the service down. But you’ve also got to realize, some of these networks, to work with less bandwidth, have to be switched. That’s a different issue.

Ehud Gelblum - JPMorgan Chase - Analyst

Maybe I will pick that up again off-line so I don’t take up too much time.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

A kind of mix of issues. And the problem is when people say IP TV, they’re mixing two different architectures. And they can be used in the same system, but they don’t automatically couple.

Ehud Gelblum - JPMorgan Chase - Analyst

Okay, I understand. Last question, if I could — the Japan orders that are sitting there — the 200,000, are those still in backlog, or have they been taken now?

Wally Haislip - Scientific-Atlanta, Inc. – SVP, Finance and Operations

They are still in backlog.

Ehud Gelblum - JPMorgan Chase - Analyst

Thank you very much.

Operator

Steve Levy, Lehman Brothers.

Steve Levy - Lehman Brothers - Analyst

Wally, could you just help us understand the operating expenses going forward? You’ve been kind enough to talk to those, and I understand with the extra revenues, that you had some incentive accruals. But could you just give us an idea of the operating expenses, where we should look for them going forward?

And then the only other question I have is if you can give us an update on the status of the TV Guide discussion?

Wally Haislip - Scientific-Atlanta, Inc. – SVP, Finance and Operations

Okay, I’ll take the first part, and then I’ll allow Michael or Jim to comment on the Gemstar discussions. With regard to operating expenses, as we’ve indicated in the conference call, we have increased R&D spending in order to develop set-top designs both for the international market as well as IP TV and others. And those expenditures will continue for quite some time.

And we are also looking at expansions. As we’ve indicated, we are strategically working to significantly increase the amount of international capability that we have. And we are working on encoding capability and so forth for H.264 and others. As a result of that, my expectation would be that for the next few quarters and for the foreseeable near future, that below-the-line expenses, SG&A, and R&D will be in that low to medium $90 million range.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

Relative to Gemstar, we are still having discussions. And we’re trying to work out a single issue.

Steve Levy - Lehman Brothers - Analyst

You said a single issue.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

That’s what I said.

Operator

Dennis Sabo, SunTrust.

Dennis Sabo - SunTrust - Analyst

(technical difficulty) an indication — with the SBC win that you had, do you view that as more a tip of the iceberg with SBC, or do you think you’ve got most of what you’ll get out of their rollout?

And then can you give some comments or color on reasons why Time Warner would or would not do the kind of thing that Comcast did with Motorola in terms of taking ownership of the conditional access?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

Let’s try — what was the first one?

Wally Haislip - Scientific-Atlanta, Inc. – SVP, Finance and Operations

He wanted to know on SBC —

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

Oh, I think relative to a customer, an individual customer — I wouldn’t want to get into a discussion about the magnitude and how this thing goes over time. I think we think that the selection by SBC was very important to us.

The reason, obviously, is that as you deliver video down a twisted pair architecture, there is a significant way to apply that around the world. So partnered with both Microsoft and Alcatel to do this thing, we think this is an important way to implement video services. And as a result, we’re delighted to be partnered with the other two guys to do this. And we work very closely with SBC. And how this all rolls out in terms of additional business down the road, I wouldn’t want to try to speculate on that at this time.

Steve Levy - Lehman Brothers - Analyst

And then the Time Warner?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

We’ve been working with Time Warner for 20 years. I’ve been working with them for 12 years. We go all the way back to — in the digital video world, all the way back to Orlando. We’ve worked on this with various kind of models. And when we did the Orlando system, I think the thing we all learned out of this is you had to have a systems integrator to do this thing. These are pretty complicated networks. And we have lots of different vendors in this, whether it was API or Silicon Graphics or a variety of other people. And the conclusion we all came out of this was there needed to be a systems integrator.

So when we went forward to do the Time Warner systems, they said, we will give you basically all of our systems business. In return, what you need to do is license the technology to three vendors. We licensed it all to three vendors. They built for awhile in it for the most part — they are not doing much at this present time.

And you’ve got to get down to the economics of all these individual systems. I mean, when you go out to an individual system, having multiple suppliers, then there’s obviously creating multiple inventory levels. Not all the products work the same way, so you’ve got to train the people in your call centers different. You’ve got to train the consumers how to use all this stuff.

And what most people think about is, well, because you have an open system, you’re going to have an onrush of all this stuff that’s coming in. Well, in the end, you’ve got to run this stuff. And this stuff is complicated to run. It was complicated when it was video only. Now, we’ve got a voice, data, video systems in it. We’ve got home networks hanging off the end of it. We’ve got a VOD, SVOD. You’ve got DVRs and everything. And now, we’re moving into switching.

So the thing you’ve got to realize is every combination that you put together doubles the complexity. So when you get to the practical world out there, I think one of the things people have a vision of what’s going to happen. And my personal experience — I’ve been working in this for a decade — that is not going to happen. It’s not that people won’t have multiple vendors. We’ve had multiple vendors in our systems. And we’ve supported them before. We’ve licensed it to three different people, and at various times they all built different kind of devices.

So now I don’t think — personally — I don’t speak for Time Warner, but we work quite closely with them.

Steve Levy - Lehman Brothers - Analyst

Does that same rationale kind of preclude you getting incremental business within Comcast due to their new deal with the Motorola, because it would just introduce this complexity that would not benefit them?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

I think the overriding thing, if you think about what is kind of going on in the market is you’ve got two or three different things happening at once. The first thing you have happening, obviously, is a discontinuity in a lot of technologies. You’ve got the advantage now that you can go to H.264 or VC1. To cable operators, it’s probably more H.264. But, you’re going to get somewhere around a 200 to 250% improvement in bandwidth utilization by going to new compression technology.

At the same time, we’ve really got the whole issue with — how do you do cable cards and all that. A better solution is downloadable security. So you want to move toward downloadable security, because it’s a better solution.

So I think end-to-end, you’ve got to kind of bolt all this stuff together. (multiple speakers) So I think when you look at it, Time Warner historically has looked at the end-to-end system and how you put everything together.

Operator

Larry Harris, Oppenheimer Funds.

Larry Harris - Oppenheimer Funds - Analyst

Great quarter, guys. A couple of quick questions — capital expenditures in the quarter?

Wally Haislip - Scientific-Atlanta, Inc. – SVP, Finance and Operations

Approximately $10 million, Larry.

Larry Harris - Oppenheimer Funds - Analyst

Great. And congratulations on the inventory turns and the DSOs. Do you think that’s something that you can sustain, or does the fact that you had all good sales in all three months of this quarter might preclude it from happening, say, in future periods?

Wally Haislip - Scientific-Atlanta, Inc. – SVP, Finance and Operations

I think asset management is something we work at as hard as operations management. We did some different things during the quarter with regard to the timing of bringing in some of our inventory and working with creating some programs with our vendors. Our desire and our attempt is going to be to continue to maintain extremely good results.

With regard to receivables, it is a little bit dependent on exactly when you actually get the sales during the quarter. The fact that sales were much more even during this quarter does help. We also have some customers that have different terms than other customers. And so the mix of customers also make a difference.

Our attempt is to minimize the amount of working capital that is required to operate or get a dollar of sales. And this quarter, if you did the math and took inventories and receivables and subtracted payables, you would find that we’re operating below 10% working capital as a percent of sales. And our goal would be to keep it there.

Larry Harris - Oppenheimer Funds - Analyst

Okay, great return on invested capital. Thank you.

Operator

Todd Koffman, Raymond James.

Todd Koffman - Raymond James - Analyst

Thank you. I have a question on your DVR business — maybe looking out the next few quarters. When I look at your DVR business, you’ve got a handful of customers where about one out of four of their digital subscribers have now already taken a DVR — people like Time Warner and Bright House, etc. And then, you’ve got a sizable list of customers where only maybe one out of 20 digital subscribers have taken a DVR — people like Cablevision.

My question is when you look at your DVR shipments and orders, is it being fueled by the guys who have relatively high penetration of DVR, the 25% guys? Or are you now — are those guys slowing down, and are you seeing the engine come from the guys with the one out of 20 — 5% type penetration? And then I have one other follow-up question.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

I will do this, along with Michael. I think one of the things to think about is the consumer side of the DVR. Everything we have seen from the consumer is they love the product. And of course, the broader the base the product gets out there, the more referencing you get from one consumer to the next consumer. So businesses that satisfy consumer demand — the more broadly they get deployed, the more demand they generate themselves. So one of the issues I think to think about is — is this really being constrained by the service provider and the consumer really wants a lot more of it?

Todd Koffman - Raymond James - Analyst

So then should I infer from that answer that it is being driven by the high penetration guys — the Time Warners and Bright Houses right now?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

It’s both.

Todd Koffman - Raymond James - Analyst

It’s both. Okay.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

One of the things I think as you look around the market research that comes out is — this product has a very high demand from the consumer.

Todd Koffman - Raymond James - Analyst

If I could just ask one quick follow-up question in reference to — I think it was Jason Ader who asked — he said your base kind of plain old high-definition digital set-top number was very strong this quarter — up more than 50% sequentially. And last year at this time, we actually saw a very strong shipment number of those products, which then moderated for the next couple of quarters.

Jim, your earlier response was talking about this 20 million high-definition TV’s that potentially could be shipped. But I think what I’m trying to get a handle on is — is that number potentially likely to moderate and bounce all over the place, or are we truly, do you think, on some sort of progressive accelerating ramp?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

I think — let me give you a thought, and tell you that probably the best reference is the consumer electronics people to get the answer to this question.

But my thought would be on how a market develops early on — the early adopters buy it to watch specific things, like the Super Bowl, etc. So in the early years, what you’ll find is people go off and they buy a high premium television. And they do it based around watching something like maybe the World Series or the Super Bowl or something.

The issue you’ve really got to kind of get through with the consumer electronics now is — is the mainline shipment of the TV market moving to digital TV? If the answer to the first one is — if it’s geared around things like the Super Bowl, it will clearly be seasonal. But if the consumer electronics people are right in the kind of volumes they are talking about, the answer is — what they are really shifting you from is analog to digital TV. So the critical issue is, do you believe what the consumer electronics people are forecasting?

Todd Koffman - Raymond James - Analyst

Thank you.

Operator

John Anthony, SG Cowen & Co.

John Anthony - SG Cowen & Co - Analyst

A couple of questions. Could you give us the magnitude of the DVR increase at Cablevision or, even better, the specific number?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

We don’t know that we ought to do that.

Wally Haislip - Scientific-Atlanta, Inc. – SVP, Finance and Operations

We cannot give the big — the exact number. What we’ll simply remind you what we actually said last quarter with regard to Cablevision was that they gave us an order last quarter greater than the previous order that they had given us, which we had announced as 40,000 units. And I will simply tell you that, as I told the previous questioner, that they took everything that they had in their backlog at the end of December during this quarter — and then some.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

I think it would be fair to say — at the cable show, we talked to a number of people, obviously, from Cablevision. I think at least it would be fair to say that a number of people believe that these are basically complementary products. There is a set of things for the DVR, and there is a set of things for the network base. And I think it’s probably fair to say that almost all MSOs believe that to be true.

John Anthony - SG Cowen & Co - Analyst

Okay. Then just also very quickly, if you could kind of quantify from a subjective standpoint — you were obviously fairly optimistic at your analyst day. Looking out now with the SBC contract announced, how do you feel about some of the core MSO opportunities one quarter into it? And do you feel at this point that the competitive situation between the RBOCs and the MSOs is going to accelerate things, or are you still kind of at the same timing you were talking about earlier this year?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

Let me should make sure I understand your question. I’m not sure.

John Anthony - SG Cowen & Co - Analyst

I guess the easiest way to say it is — it seems like there had been some speculation that SBC and Verizon were not moving as quickly as some had anticipated. Obviously, that doesn’t seem to be the case anymore.

So in your opinion, are you seeing your MSO opportunities improve or accelerate in response to the competitive threat from SBC and Verizon? Or is it still moving at the same rate that you saw back earlier this year around the time of your analyst day?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

Well, I haven’t checked this. I read an analyst thing that was distributed through my e-mail — I read a bunch of those. And the comment of the original analyst says that all but one MSOs have raised their capital outlook.

John Anthony - SG Cowen & Co - Analyst

Okay. And then lastly, the overlay set-tops — I can’t remember whether you gave us the exact number last quarter, whether you approximated — if you could just give us a sense in the quarter what the overlay set-tops look like?

Wally Haislip - Scientific-Atlanta, Inc. – SVP, Finance and Operations

I’ll give you a little bit of color. I think we indicated at the end of last quarter that we had shipped cumulatively more than 90,000 DVR units. The number of DVR units at the moment cumulative is approximately 120,000 units. One of the things that happened the last quarter that we didn’t indicate and continued this quarter was that we have begun shipping non-DVR units into those systems as well. And the combination of the two cumulatively through the end of last quarter is now 140,000 total units.

Operator

Anton Wahlman, Needham & Co.

Anton Wahlman - Needham & Co - Analyst

Basically, just one quick one. Do you see any demand coming from your customers for introduction of backup services? I mean, people now are recording all of these things that they want to have available to them, most of which is probably not available in any form of VOD whatsoever — but whether the backups were to occur locally in some sort of external hard disk configuration or equivalent or whether it would occur in the network somewhere — any thoughts in that direction?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

In our SciCare area, we have products that we offer that allow you things like disaster recovery and backup. In fact, we’ve had these tested in a real live situation, where people got into that situation and it worked just fine. But, yes; we are seeing more people interested in both disaster recovery and backup.

Anton Wahlman - Needham & Co - Analyst

Yes, I meant in terms of content on hard disks; not system data.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

No, we’ve been doing system data. We have not done the other.

Anton Wahlman - Needham & Co - Analyst

But any interest coming from introducing such services to people?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

I’m not familiar with it.

Anton Wahlman - Needham & Co - Analyst

Okay, that’s all for me.

Michael Harney - Scientific-Atlanta, Inc. - SVP, President - Subscriber Networks

Anton, it’s called a DVD recorder.

Anton Wahlman - Needham & Co - Analyst

Yes, but on a hard disk, as opposed to burning it on optical.

Michael Harney - Scientific-Atlanta, Inc. - SVP, President - Subscriber Networks

That’s where you put it, though, because it will stay forever.

Operator

Steve Kamman, CIBC World Markets.

Steve Kamman - CIBC World Markets - Analyst

Just a couple of questions on the product cycle side. I mean, some of your comments about trying to keep up product life of seven years — I’m trying to figure out whether that’s — what’s your experience with DVRs to date, and do you think you can keep both the hard drives going? Plus just in terms of sort of competitive levels of storage, are we seeing a shortening product cycle?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

I think part of it ultimately has to be what the customer strategy turns out to be. There’s been a lot of talk about people wanting very low-cost set-tops.

Now, various customers take different approaches to the market. One of the things I was talking earlier with some of the people is I was in Boca when we did the IBM PC. And I’m sure we could build the original IBM PC for less than $100 today.

But the real issue is over time, people want new functionality. Today, it happens to be HD DVRs. In the future, it will be DVD burners and Multi-Room and integration with other services and that. So one of the things is people choose to continue to drive the high-end of the market, and then kind of migrate the first generation of products down.

So if you use that approach, what you’ll have is you will have a relatively long life, because you will install the product at the high-end users in the first couple of years. And as those move on to the latest technology, you’ll migrate those products down. So in that environment, you will get a pretty good life.

If you try to go to market basically with a function that’s four to five years old but lower-cost, my guess is you’re not going to have much life to a kind of product like that, because the functionality will move on.

So I think it depends upon the customer strategy on how long a life you can actually get out of the product. If you are buying ones that have new functionality, they will tend to last longer than if you are buying ones with older functionality.

Steve Kamman - CIBC World Markets - Analyst

I guess I’m just getting practicalities — what has been your experience so far with hard drive life, and are you indeed going to be able to flow those boxes down to a lower-end customer?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

So far, the hard drives been doing fine. I will let Michael answer that. I’m not sure I would predict the exact life.

Michael Harney - Scientific-Atlanta, Inc. - SVP, President - Subscriber Networks

I think the information I could provide that may help a little bit is the drive manufacturers we use — obviously, we use multiple sources wherever we can — do provide us a warranty three years, but optionally, in some cases, five years. And it’s a difficult device to model because it depends a whole lot on how it’s used and where it’s located, etc.

But I think we’ve done some innovative things. We’ve designed third-generation 8000, 8300 where it’s got a very sophisticated heat syncing system that actually keeps the hard drive cool. Most people apply fans. The problem with a fan in an application where you have to warrant the device for three years is they tend to get plugged up with hair and dirt and actually hurt the reliability. So I think we’re on top of it.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

I think one thing, obviously, is people try to forecast what we ship over a number of years. Technology does tend to shrink lifecycles over time because of the functional changes that you do in the device. And obviously, a big variable as we go forward in volume shipments is really the replacement cycle.

Steve Kamman - CIBC World Markets - Analyst

Okay, and then just one last question on the margin side which is — the Cablevision gear — and I know you are certainly providing a lot of open gear, but we’ve never really gotten a good handle on whether those match the overall levels of corporate profit.

As we shift to these more open boxes – downloadable conditional access, do you think you’re going to be able to hold the gross margin, or if we look at the open boxes you are selling today, are those a lower margin than your corporate average for set-tops?

Wally Haislip - Scientific-Atlanta, Inc. – SVP, Finance and Operations

I think that we do have varying margins on set-tops. I will not describe one family versus the other. I think the primary issue associated with margins that we have at the moment is actually the introductory phase. I think that we have been very good at meeting the challenge that over a two- or three-year timeframe, when we have had to introduce a new technology inside of a set-top, that over two or three years, we figure out how to design it in a way to achieve a reasonable margin. That has been our success for the last seven years. And that will be the challenge to us as we proceed over the next three to four years.

Every year is a new challenge to us. Every year we have areas where we have low margin, whether that be set-tops or other products. And we have been successful in the aggregate of meeting those challenges and maintaining reasonable margins. We cannot predict the future. But that is certainly the challenge that we accept going forward.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

I think there are a couple of other things you want to also fold into there. And I don’t know what the latest number is. But, at one time, Allen did some work for us on it. And I think we found that we had about 700 people around here that were working in integration in over 30 test labs. (multiple speakers) 44 — we have 44 test labs, and about 700 people. And obviously, when we supply the other products, we don’t have to incur all that expense for them.

So when you look at the bottom-line profitability on these, in one case, you wind up with a situation where you don’t have to incur all that cost to get that revenue. So the key is to look at the bottom-line, not necessarily the gross margin, because in other cases, some of this stuff is bundled together. In other cases, it’s sold separately. So we don’t incur as much cost in a lot of this stuff.

Allen Ecker - Scientific-Atlanta, Inc. – Executive Vice President

Jim, I think it’s one thing that you mentioned, too — is that conditional access is only one of the items. And you’ve got so many other items like the DOCSIS Set-top Gateway. You’ve got the software. You’ve got the DVR. You’ve got the DVD burner. So there’s much more functionality in there, and the conditional access really is not that much of a driving item on the cost.

Operator

Alan Bezoza, Friedman Billings Ramsey.

Alan Bezoza – Friedman, Billings, Ramsey & Co. - Analyst

I’ll make it quick. The Time Warner overlay you did in Houston — what was the main driver for their selecting your overlay? Was it due to the delay at Motorola? Was there pricing or functionality, or just liking the box?

And real quick, also — today, we had a monumental move in the cable industry with Comcast and Time Warner essentially playing Monopoly by trading properties. What do you expect in that? I mean, obviously, there are opportunities for overlays, but more so on any potential delays or CapEx pushouts that we might see over the next, let’s say, 12 months?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

Maybe I can do the first one, because I’ve made a lot of trips to Houston. I think if you look at it, the driver really is long-term competitiveness of all the products — because when you look at this, this isn’t a point in time. It’s basically about — over time, you have to continue to deliver competitive functionality to compete against all the other service providers in the market. So we basically talk to the customer about a long-term roadmap on how we can do a variety of things. It wasn’t just — do you have a two-tuner box? It’s really — you can do Multi-Room; whether you can do the DVD burners; whether you could integrate these applications. It’s about the software, the guys, the user interfaces, how you do VOD, SVOD — it’s the whole thing. And it’s your roadmap of where you’re going.

So one of the things to think about is the fact that you move a little bit ahead. And the answer really is you have to think about the next five years and all the things you’re going to need to do to stay competitive. So I will tell you — and spend a lot of time with Ron — is he looked at what we were going to be doing over the next four or five years and, I think, saw clearly a differentiated, high-value product — products.

Alan Bezoza – Friedman, Billings, Ramsey & Co. - Analyst

And what about the Monopoly going on between the two behemoths?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

Well, we’re going to gain market share at Comcast, for sure. So the answer is we’ll become a more important element of theirs, which is I think obviously good for us. And of course, Time Warner will wind up with some systems that are not ours.

Alan Bezoza – Friedman, Billings, Ramsey & Co. - Analyst

No, I mean as far as temporary delays — I mean clearly, there is going to be a lot of switching of properties between SA and Motorola platforms, but —

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

I think there’s enough competitive pressure in the marketplace, nobody is going to go slow.

Alan Bezoza – Friedman, Billings, Ramsey & Co. - Analyst

Great — that’s what I wanted to hear. Thanks.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

And in fact, some of the times when people buy systems, they agreed to procedures to spend capital in the interim before it closes.

Operator

Ari Szaz.

Ari Szaz - Analyst

A quick question about international. You mentioned at the analyst today in February that China and India were longer-term growth opportunities for you. And you mentioned Reliance Infocom in India and some others. Just curious if you can give me any color on the opportunities there and if they are starting to unfold.

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

Well, we’re having lots of dialogues. The real issue will be is how you map a competitive product set into the marketplace.

Historically, we’ve sold into both markets, but we’ve sold more in the back end of the network, where the optical transports in that are shared among lots of people. The closer and closer you get to the consumer, the more and more you’ve got to work on the economic model. Obviously, the multiservice helps you because of voice, data, and the video help. But I think as you look international, the opportunity will be both on the DSL side, as well as it will be on the HFC side.

Ari Szaz - Analyst

One other follow-up question. With regard to cable cards — I know the MSOs are not counting them. And I think you guys only deployed 30,000 or so as of last quarter. Are you seeing any uptick in demand there, or do you still see that as something that’s on the sidelines?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

Well, I think one of the things that’s — you know we’ve alluded to it a lot — is in the end, the consumer can’t handle much complexity. And if you do things that are relatively complex and the consumer can’t get them done, he is ultimately going to turn to the service provider and say, why don’t I just do it the other way? And of course, the process of selecting TVs, finding the right thing, getting the cable card in, is something that requires some work. And a lot of the consumers aren’t ready for that. And I think as you view open systems and you look at all these different devices that are going to automatically hang off the end of it, you need to factor in the complexity factor. And you need to understand that most consumers can’t do a lot of this stuff. So the reason the demand is not there is it’s not a simple thing to do.

Operator

Scott Coleman, Morgan Stanley.

Scott Coleman - Morgan Stanley - Analyst

Jim, a quick follow-up on Nikos’ question. Is the information you referred to now in the public domain?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

No.

Scott Coleman - Morgan Stanley - Analyst

Okay. And Wally, just a point of clarification — the Multi-Room numbers, I’m assuming, are included in the total DVR shipment numbers? That’s right, isn’t it?

Wally Haislip - Scientific-Atlanta, Inc. – SVP, Finance and Operations

Yes, they are. On the Multi-Room number, I simply gave an approximation. I don’t have the exact number with me. But if my memory is correct, in the 3,000 range is the number that we shipped this quarter. [Note: Later in the conference call, Mr. Haislip corrected himself as follows: “I’d like to make one correction, and that is that my response on the Multi-Room DVR — I said 3,000 units. The correct number is actually approximately 8,000 units during the quarter.”]

Scott Coleman - Morgan Stanley - Analyst

Okay. And then, Jim, you laid out some of the similarities of the coming architectural change compared to what occurred 10 to 12 years ago. How would you describe any material differences, if you think there are any, that you expect this time around?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

I think the system is going to be significantly more complicated. And if you needed a big systems integrator last time, you are clearly going to need one this time.

Last time, we were basically dealing with a video-only system and not trying to integrate all this other stuff. But if you look at compression, you look at downloadable security, you look at switching architectures, you looked at moving DOCSIS technology into this and trying to integrate your DOCSIS controls all together — you start moving into a more open application environments. You’re looking at processors and devices that are going to run lots more applications — the answer really is, this one is probably going to be more complicated than the last.

And it takes a lot to put all this stuff together. And I think — to think that a customer will go to the market with one of these 10 things and take a couple of years to go through a system and realize he is leaving out the other seven or eight — it won’t happen. Last time, the way we did this thing is we put it all together in a complete system. We went to Time Warner. They agreed to roll it out. And once they rolled out, we proved it was robust enough so that you could get the advantages of all of these things.

But people want the advantage of compression. They want the advantage of downloadable security. They are clearly want to going to want switching. They are going to want to move to DOCSIS. They are going to want to move to more robust portals. And you’ve got put it all together into one package. Taking one thing at a time in itself won’t do anything.

So I think first is this whole change is going to learn a lot more — I think we’ve looked across the company now. We’ve probably got 1,500 engineers in here. And we’ve got everybody fully busy, because there’s a lot to do in this stuff. So, one is, you would say — it’s that change. And then you would say, well, why would people do it? Well, the answer really is, it’s a competitive marketplace. And competition is moving the bar up, too. So you have to move to these new things to stay competitive.

Now, I think the third one you would add to that is there’s a pretty good pull in the consumer side for DVRs and HD. Those are the three things that are moving the business. It’s the movement in major architectural changes. It’s the competitive pressure. And it’s the consumer pull.

Scott Coleman - Morgan Stanley - Analyst

Okay. It also sounds like from your answer that your services business is something we might hear you highlight more on future calls?

Jim McDonald - Scientific-Atlanta - Chairman, President, and CEO

The answer to that is clearly true. And of course, as you got people that are moving into the video business for the first time, it’s even much more important.

Scott Coleman - Morgan Stanley - Analyst

And then I guess the last question there is from an operating margin perspective, is the services business — I know it’s bundled in with your current segment reporting today. But is the profitability of your services business — do you think it’s going to be generally in line with where we are right now — maybe a little better, maybe a little worse?

Jim McDonald -Scientific-Atlanta, Inc. - Chairman, President, and CEO

Let me give you a little bit of the way that we think about this. We kind of think of the profitability — when we go and look at a project, we look at the whole profitability. And as you look through it, sometimes things are in one place. And sometimes, they are in another. But if you look at the value of the service organization, it’s enormously valuable. And sometimes, the product — sometimes that revenue may actually be going through the product side as opposed to the service side. In other cases, it’s by itself. But overall, it’s quite good. So you’ve got to realize that the reason we roll it back into the two businesses is we go to market with different algorithms a lot of times with different people.

Scott Coleman - Morgan Stanley - Analyst

I appreciate the detailed answer and you guys staying around so late.

Wally Haislip - Scientific-Atlanta – SVP, Finance and Operations

Before the next questioner, I’d like to make one correction, and that is that my response on the Multi-Room DVR — I said 3,000 units. The correct number is actually approximately 8,000 units during the quarter.

Operator

Thank you, sir. There appear to be no further questions in the queue. Do you have any closing comments you like to make, sir?

Jim McDonald - Scientific-Atlanta, Inc. - Chairman, President, and CEO

Just to say thanks for joining us. If you have any questions, Tom and Wally will be glad to take the questions if you give them a call. Once again, have a good evening.

Operator

Thank you, ladies and gentlemen. This does conclude today’s conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.

[Information not included in conference call.]

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this document. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

Scientific-Atlanta, Inc. (NYSE:SFA) (http://www.scientificatlanta.com) is a leading supplier of transmission networks for broadband access to the home, digital interactive subscriber systems designed for video, high-speed Internet, and voice over IP (VoIP) networks, and worldwide customer service and support.

Scientific-Atlanta, the Scientific-Atlanta logo, Explorer and GainMaker are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, Multi-Room, MCP-100, 8300, DPX2213, Rosa, bdr and D9154 are trademarks of Scientific-Atlanta, Inc.